Consent of Independent Registered Public Accounting Firm

Board of Directors

Sycthian Biosciences Corp.

Suite 200

366 Bat Street

Toronto, Ontario

M5H 4B2

Dear Sirs/Mesdames:

We hereby consent to the use in this Registration Statement on Form 20-F of our report dated May 20, 2016 relating to the financial statements of Kitrinor Metals Inc. as of December 31, 2015 and 2014 and to the reference to us under the heading “Experts” in such Registration Statement.

August 21, 2017